As filed with the Securities and Exchange Commission on November 5, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

AMERICAN STATES WATER COMPANY
(Exact name of Registrant as specified in its charter)

California	95-4676679
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

____________________

630 East Foothill Boulevard
San Dimas, California 91773
(909) 394-3600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
____________________

Robert J. Sprowls
Executive Vice President
630 East Foothill Boulevard
San Dimas, California 91773
(909) 394-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

     If this form is a registration statement pursuant General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per unit	aggregate offering	registration fee (3)
	(1)	(2)	price
Common Shares, no par value	600,000	$34.565	$20,739,000	$0

(1)

In the event of a stock split, stock dividend or similar transaction involving the Company’s common shares, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Calculated upon the basis of the average of the high and low price of the Company’s common shares for New York Stock Exchange Composite Transactions on November 3, 2008.

(3)

Calculated pursuant to Section 6(b) and Rule 457(p) of the Securities Act of 1933, as amended.  Pursuant to Rule 457(p), the amount of the registration fee is more than offset by $3,402, which is the amount of the filing fee paid in connection with unsold securities with an aggregate offering price of $12,238,138 issued pursuant to American States Water Company’s Registration Statement on Form S-3 No. 333-88979 filed with the Securities and Exchange Commission on October 14, 1999.  The prospectus included in this Registration Statement also relates to the unsold securities registered pursuant to such Registration Statement.

Common Share Purchase and Dividend Reinvestment Plan

     This Prospectus describes our Common Share Purchase and Dividend Reinvestment Plan, or the Plan. The Plan promotes long-term ownership in the Company by offering:

  A simple, cost-effective method for you to become a shareholder by purchasing common shares directly through the Company.

  A way for shareholders to increase their ownership of the Company by reinvesting cash dividends.

  The opportunity for shareholders to purchase additional common shares directly through the Company by making optional cash investments.

     Our common shares are traded on the New York Stock Exchange under the symbol “AWR”. All purchases will be made at market prices determined in the manner described in the Plan.

     Investing in our securities involves risks. Before buying any securities, you should carefully read the discussion of material risks involved in investing in our securities under the heading “Risk Factors” beginning on page 3.

     This prospectus is not an offer to sell our common shares and we are not soliciting an offer to buy our common shares in any state or country where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is November 5, 2008

Summary of Plan

This Prospectus provides you with information on our new Common Share Purchase and Dividend Reinvestment Plan, or Plan, which will become effective on November 30, 2008. The Plan is a successor to our current Common Share Purchase and Dividend Reinvestment Plan that will expire on November 30, 2008. Participants in that plan will automatically become participants in this Plan.

The Plan
You will be able to participate in the Plan, unless your participation (i) could result in a violation of any securities or other applicable laws, (ii) could require additional steps by us or by you to ensure compliance with such laws, or (iii) is not authorized in your jurisdiction.

Enrollment
Persons who are not shareholders can join the Plan by making an initial investment of at least $500, but no more than $20,000. You may pay for the initial investment by personal check or via electronic funds transfer from your U.S. bank account. A $10.00 transaction fee will be deducted from the initial payment.

Reinvestment of Dividends
You can reinvest all or a portion of your cash dividends in additional common shares without paying trading fees. In order to take advantage of the dividend reinvestment option of the Plan, you must reinvest the dividends on at least 15 shares. Dividends on holdings of fewer than 15 shares will be paid by check.

Full Investment
Full investment of your dividends is possible because you will be credited with both whole and fractional shares if your common shares are held in the Plan. Dividends are paid not only on whole shares held in the Plan, but also proportionately on fractional shares.

Optional Cash Investments
After you are enrolled in the Plan, you can buy additional common shares without paying any trading fees. You can invest a minimum of $100 up to $20,000 per calendar month. You can pay by check or have your payment automatically withdrawn from your bank account.

Safekeeping of Certificates
You can deposit common share certificates with the Administrator for safekeeping, at no cost to you. Shares will be kept in book entry form. A certificate for your shares will be sent to you, free of charge, upon request. However, fractional shares will not be issued.

Gifts and Transfers of Shares
You can give or transfer your common shares to others.

Sell Shares Conveniently
If you choose to sell your common shares held in your Plan account, you may pay fees lower than those typically charged by stockbrokers.

Tracking Your Investment
You will receive a statement or a notification after each transaction you make under the Plan. You will also receive a statement at least annually even if you make no transactions under the Plan during the year. Statements provide the details of the transaction and show the share balance in your Plan account.

Administrator
We have designated The Bank of New York Mellon to administer the Plan and act as Administrator for the participants. The Bank of New York Mellon has designated its affiliates, BNY Mellon Shareowner Services LLC and BNY Mellon Securities, LLC, and other agents to perform certain services for the Plan. These companies will purchase and hold common shares for Plan participants, keep records, send statements, and perform other duties required by the Plan.

Where You Can Find More Information about the Plan
For information about the Plan contact BNY Mellon Shareowner Services LLC:

Current Shareholder Information	(888) 816-6998
Investor Packet Requests	(866) 353-7849
Outside the United States, Call Collect	(201) 680-6578
Hearing Impaired	(800) 231-5469
Email	shrrelations@bnymellon.com

All written requests and notices should be mailed to:

BNY Mellon Shareowner Services LLC
P.O. Box 358035
Pittsburgh, PA 15252-8035
(Please include your daytime telephone number)

American States Water Company

Our Company, American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc., or ASUS, and its subsidiaries, and Chaparral City Water Company. Through our subsidiaries, we provide water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in northern, coastal and southern California (approximately 255,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. We also distribute electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through our non-regulated subsidiary, ASUS, we contract with various municipalities, the U.S. Government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems at a number of military bases.

We also file with the Securities and Exchange Commission, or SEC, documents that include information about our financial statements and our Company, including information on matters that might affect our future financial results. You may contact the Company to get our documents by writing the Corporate Secretary at 630 East Foothill Blvd., San Dimas, California 91773 or by calling us at 909-394-3600. It is important for you to read these documents and this prospectus, in addition to the Summary, before you invest.

Risk Factors

You should carefully read the risks described below and other information in this prospectus and in documents we incorporate by reference in order to understand certain of the risks of our business.

Our business is heavily regulated and, as a result, decisions by regulatory agencies and changes in laws and regulations can significantly affect our business

Our revenues depend substantially on the rates and fees we charge our customers and the ability to recover our costs on a timely basis, including the ability to recover the costs of purchased water, groundwater assessments, electric power, natural gas, chemicals, water treatment, security at water facilities and preventative maintenance and emergency repairs. Any delays by either the California Public Utilities Commission, or the CPUC, or the Arizona Corporation Commission, or the ACC, in granting rate relief to cover increased operating and capital costs at our public utilities or delays in obtaining approval of our requests for equitable adjustments or price redetermination for contracted services from the U.S. government may adversely affect our financial performance. We may file for interim rates in California in situations where there may be delays in granting final rate relief. If the CPUC approves lower rates, the CPUC will require us to refund to customers the difference between the interim rates and the rates approved by the CPUC.

Regulatory decisions may also impact prospective revenues and earnings, affect the timing of the recognition of revenues and expenses, may overturn past decisions used in determining our revenues and expenses and could result in impairment of goodwill if the decision affects Chaparral City Water Company or ASUS. Management continually evaluates the anticipated recovery of regulatory assets, liabilities and revenues subject to refund and provides for allowances and/or reserves as deemed necessary. In the event that our assessment of the probability of recovery through the ratemaking process is incorrect, we will adjust the associated regulatory asset or liability to reflect the change in our assessment or any regulatory disallowances. Management also generally reviews goodwill for impairment annually. A change in our evaluation of the probability of recovery of regulatory assets, a regulatory disallowance of all or a portion of our costs or material impairment of goodwill could have a material adverse effect on our financial results.

We are also in some cases required to estimate future expenses and in others, we are required to incur the expense before recovering costs. As a result, our revenues and earnings may fluctuate depending on the accuracy of our estimates, timing of our investments or expenses or other factors. If expenses increase significantly over a short period of time, we may experience delays in recovery of these expenses, the inability to recover carrying costs for these expenses and increased risks of regulatory disallowances or write-offs.

Regulatory agencies may also change their rules and policies which may adversely affect our profitability and cash flows. Changes in policies of the U.S. government may also adversely affect our military base contract operations. In certain circumstances, the U.S. government may be unwilling or unable to appropriate funds to pay costs mandated by changes in rules and policies of state regulatory agencies or may seek bids on work that we believe is covered by the contract awarded to us, thereby reducing the returns that we anticipated at the time of execution of the contract. The U.S. government may also delay approval of requests for equitable adjustment or redetermination of prices which could adversely affect our anticipated rates of return.

We may also be subject to fines or penalties if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our businesses, unless we appeal this determination or our appeal of an adverse determination is denied.

Our earnings are greatly affected by weather during different seasons

The demand for water and electricity varies by season. Therefore, the results of operations for one period may not indicate results to be expected in another period. For instance, most water consumption occurs during the third quarter of each year when weather tends to be hot and dry. During this period, revenues and profitability at our public utilities are usually higher than in other quarters. Drought or unusually wet conditions may also adversely impact our revenues and profitability. During a drought, we may experience both lower revenue at our public utilities due to consumer conservation efforts and higher water and operating costs due to supply shortages. During unusually wet weather, our customers generally use less water. In August 2008, the CPUC approved a new conservation rate design which should help mitigate fluctuations in revenues and earnings due to changes in water consumption. We anticipate implementing this new conservation rate design in November 2008.

The demand for electricity in our electric customer service area is greatly affected by winter snows. An increase in winter snows reduces the use of snowmaking machines at ski resorts in the Big Bear area and, as a result, reduces our electric revenues. Likewise, unseasonably warm weather during a skiing season may result in temperatures too high for snowmaking conditions, which also reduces our electric revenues.

Our liquidity and earnings may be adversely affected by changes in water supply costs

We obtain our water supplies from a variety of sources. For example, water is pumped from aquifers within our service areas to meet a portion of the demands of our customers. When water produced from wells is insufficient to meet customer demand or when such production is interrupted, we have purchased water from other suppliers. As a result, our cost of providing, distributing and treating water for our customers’ use can vary significantly. Furthermore, imported water wholesalers, such as the Metropolitan Water District of Southern California, or MWD, and the Central Arizona Project, or CAP, may not always have an adequate supply of water to sell to us.

We have established water supply cost balancing accounts for expenses of purchased water, purchased power and groundwater related pump taxes for our water service areas in California. Even under the water supply cost balancing account procedures, changes in water supply costs, such as those that occur due to changes in supply mix (purchased water volume vs. pumped water, for instance) compared to the authorized amount historically directly affected our earnings. In August 2008, the CPUC authorized us to establish a modified balancing account that permits us to reflect changes in all water supply costs, including those due to changes in water supply mix, in the balancing account. Based on the CPUC’s decision, we intend to implement this modified-balancing account by late November 2008.

Our liquidity and earnings could be adversely affected by increases in maintenance costs due to our aging infrastructure in California

Some of our systems in California are more than 50 years old. We are experiencing a high number of leaks, water quality and mechanical problems in some of these systems. In addition, well and pump maintenance expenses continue to increase due to rising labor and material costs and more stringent water discharge requirements. These costs can and do increase unexpectedly and in substantial amounts.

We include increases in maintenance costs in each general rate case filed by our public utilities for possible recovery. However, we estimate the amount of expenses expected to be incurred during future years in California. We may not recover overages from those estimates in rates, which may adversely affect our financial condition, results of operations, cash flow and liquidity.

Our liquidity and earnings may be adversely affected by our conservation efforts

Conservation by all customer classes is a top priority. However, customer conservation can result in lower volumes of water sold. We are also experiencing a decline in per residential customer water usage due to the use of more efficient household fixtures and appliances by residential consumers and a decline in household sizes.

Our public utilities businesses are heavily dependent upon revenue generated from rates charged to our residential customers for the volume of water used. The rates we charge for water are regulated by the CPUC and the ACC and may not be unilaterally adjusted to reflect changes in demand. Declining usage also negatively impacts our long-term operating revenues if we are unable to secure rate increases or if growth in the residential customer base does not occur to the extent necessary to offset the per customer residential usage decline. In August 2008, the CPUC authorized us to establish a water revenue adjustment mechanism which decouples sales in order to reduce the adverse impacts of our customers’ conservation efforts.

Our operating costs have increased and are expected to continue to increase as a result of groundwater contamination

Our operations are impacted by groundwater contamination in certain service territories. We have taken a number of steps to address contamination, including the removal of wells from service, decreasing the amount of groundwater pumped from wells in order to slow the movement of plumes of contaminated water, constructing water treatment facilities and securing alternative sources of supply from other areas not affected by the contamination.

In some cases, potentially responsible parties have reimbursed us for our costs. In other cases, we have taken legal action against parties believed to be potentially responsible for the contamination. To date, the CPUC has permitted us to establish memorandum accounts in California for potential recovery of these types of costs. As a result, our memorandum and water supply balancing accounts are high by historical standards. We can give no assurance regarding the outcome of litigation arising out of contamination or our ability to recover these costs in the future.

Persons who are potentially responsible for causing the contamination of groundwater supplies have also been increasingly asserting claims against water distributors on a variety of theories and have thus far brought the water distributors (including us) within the class of potentially responsible parties in federal court actions pending in Los Angeles County. This increases the costs and risks of seeking recovery of these costs. Management believes that rate recovery, proper insurance coverage and reserves are in place to appropriately manage these types of claims. However, such claims, if ultimately resolved unfavorably to us, could, in the aggregate, have a material adverse effect on our results of operations and financial condition.

Our costs involved in maintaining water quality and complying with environmental regulation have increased and are expected to continue to increase

Our capital and operating costs have increased substantially as a result of increases in environmental regulation arising from improved detection technology and increases in the cost of disposing of residuals from our water treatment plants, upgrading and building new water treatment plants, monitoring compliance activities and removing our wells from service when necessary to address contamination issues.

Our public utilities may be able to recover these costs through the ratemaking process. We may also be able to recover these costs under contractual arrangements. In certain circumstances, costs may be recoverable from parties responsible or potentially responsible for contamination, either voluntarily or through specific court action.

We may also incur significant costs in connection with seeking to recover costs due to contamination of water supplies. Our ability to recover these types of costs also depends upon a variety of factors, including approval of rate increases, the willingness of potentially responsible parties to settle litigation and otherwise address the contamination and the extent and magnitude of the contamination. We can give no assurance regarding the adequacy of any such recovery to offset the costs associated with the contamination or the cost of recovery of these costs.

Our subsidiaries operating water and wastewater systems on military bases are also subject to increasingly stringent environmental regulations. The contracts provide various mechanisms for recovery of costs, including increasing revenues through change in conditions provisions and equitable adjustment procedures. Our contracts with the U.S. government are, however, subject to the Anti-Deficiency Act. As a result, our recovery of these costs may depend upon Congressional action to appropriate funds.

The adequacy of our water supplies depends upon a variety of uncontrollable factors

The adequacy of our water supplies varies from year to year depending upon a variety of factors, including:

  Rainfall, runoff, flood control and availability of reservoir storage

  Availability of Colorado River water and imported water from northern California

  The amount of useable water stored in reservoirs and groundwater basins

  The amount of water used by our customers and others

  Water quality

  Legal limitations on production, diversion, storage, conveyance and use

Population growth and increases in the amount of water used have caused increased stress on surface water supplies and groundwater basins. The importation of water from the Colorado River, one of our California utility’s important sources of supply has decreased due to implementation of the California 4.4 Plan which limits the amount of water that the MWD is entitled to take from the Colorado River. In addition, new court-ordered pumping restrictions on water obtained from the Sacramento-San Joaquin Delta are expected to decrease the amount of water MWD is able to import from northern California. We are cooperating with MWD to secure additional supplies from conservation, desalination and water exchanges with agricultural water users, but it is not known to what extent these efforts will be successful and sustainable.

Our Arizona utility obtains its water supply from operating wells and from the Colorado River through the CAP. Its water supply may be subject to interruption or reduction if there is an interruption or reduction in water supplies available to CAP. In addition, its ability to provide water service to new real estate developments is dependent upon its ability to meet the requirements of the Arizona Department of Water Resources regarding its assured water supply account.

Water shortages may:

  Adversely affect our supply mix, for instance, causing more reliance upon more expensive water sources

  Adversely affect our operating costs, for instance, by increasing the cost of producing water from more highly contaminated aquifers

  Result in an increase in our capital expenditures, for example, by requiring the construction of pipelines to connect to alternative sources of supply, new wells to replace those that are no longer in service or are otherwise inadequate to meet the needs of our customers and reservoirs and other facilities to conserve or reclaim water

  Adversely affect the volume of water sold as a result of mandatory or voluntary conservation efforts by customers

We may be able to recover increased operating and capital costs for our public utility systems through the ratemaking process. We intend to implement in November 2008 a modified supply cost balancing account to track and recover costs from our supply mix changes, as authorized by the CPUC. We may also recover costs from certain third parties that may be responsible, or potentially responsible, for groundwater contamination.

Our liquidity, and in certain circumstances, earnings, may be adversely affected by increases in electricity and natural gas prices in California

We purchase most of our electric energy sold to customers in our electric customer service area from others under purchased power contracts. In addition to purchased power contracts, we purchase additional energy from the spot market to meet peak demand. We may sell surplus power to the spot market during times of reduced energy demand. We also operate a natural gas-fueled 8.4 megawatt generator in our electric service area.

During the energy crisis in late 2000 and 2001, we incurred approximately $23.1 million of additional energy purchase costs that were not covered in rates. The CPUC authorized a surcharge of 2.2¢ per kilowatt hour from our customers through August 2011 to recover this under-collected balance. Based on projected electricity sales, we expect to recover all of this under-collected balance by August 2011. In addition, the CPUC authorized recovery of energy purchase costs from customers, up to an annual weighted average cost of $77 per MWh each year through August 2011. We are required to write-off costs in excess of this cap. As a result, we are at risk for increases in spot market prices of electricity purchased and for decreases in spot market prices for electricity sold.

Since the energy crisis in late 2001, the under-collection in our energy supply balancing account has been increasing, primarily due to increases in costs associated with the transportation of energy.

Unexpected generator downtime or a failure to perform by any of the counterparties to our electric and natural gas purchase contracts could further increase our exposure to fluctuating natural gas and electric prices.

Changes in electricity prices also affect the unrealized gains and losses on our block forward purchased power contracts that qualify as derivative instruments as we adjust the asset or liability on these contracts to reflect the fair market value of the contracts at the end of each month. These unrealized gains and losses are reflected in earnings. Our only derivative contracts will expire on December 31, 2008.

We have filed an application with the CPUC to review our new purchased power contracts, effective after December 31, 2008, and intend to seek the CPUC’s authorization of a memorandum account to track the changes in the fair market value of the contracts resulting in unrealized gains and losses. If this application is approved, unrealized gains and losses on the new purchased power contracts will not impact earnings.

Our business requires significant capital expenditures

The utility business is capital intensive. On an annual basis, we spend significant sums of money for additions to, or replacement of, our property, plant and equipment at our California and Arizona utilities. We obtain funds for these capital projects from operations, contributions by developers and others and advances from developers (which are repaid over a period of time at no interest). We also periodically borrow money or issue equity for these purposes. In addition, we have a syndicated bank credit facility that is partially used for these purposes. We cannot provide assurance that these sources will continue to be adequate or that the cost of funds will remain at levels permitting us to earn a reasonable rate of return.

Our subsidiaries providing water and wastewater services on military bases also expect to incur significant capital expenditures. To the extent that the U.S. government does not reimburse us for these expenditures as the work is performed, the U.S. government will repay us over time with interest.

Our failure to comply with the restrictive covenants in our long-term debt agreements and credit facility could trigger prepayment obligations

Our failure to comply with the restrictive covenants under our long-term debt agreements and credit facility could result in an event of default, which, if not cured or waived, could result in us being required to repay or refinance (on less favorable terms) these borrowings before their due dates. If we are forced to repay or refinance (on less favorable terms) these borrowings, our results of operations and financial condition could be adversely affected by increased costs and rates.

We may be adversely impacted by the 2008 financial crisis

Due to recent capital market events, there has been a decline in the fair value of the assets in our pension and post-retirement benefit plans since December 31, 2007. This decline in market value may increase our pension and post-retirement benefit plan expenses in 2009 to the extent that this decline in market value continues or is not reversed and is not offset by changes in the discount rate. If market conditions do not improve, we may also need to increase our cash contributions to these plans in 2009.

We obtain funds from external sources to finance our operations. Access to external financing on reasonable terms depends, in part, on conditions in the debt and equity markets. When business and market conditions deteriorate to the extent that we no longer have access to the capital markets on reasonable terms, we may obtain funds under our revolving credit facility. We have increased our borrowings under our revolving credit facility in lieu of obtaining funds from the capital markets as a result of current market conditions. If the current financial turmoil continues for an extended period of time, it may become necessary for us to seek funds on unattractive terms or obtain equity on terms that adversely affects the price of our common shares.

We are unable to predict at this time how we may otherwise be impacted by the 2008 financial crisis.

We are a holding company that depends on cash flow from our California utility to meet our financial obligations and to pay dividends on our common shares

As a holding company, our subsidiaries conduct substantially all operations and our only significant assets are investments in our subsidiaries. This means that we are dependent on distributions of funds from our subsidiaries to meet our debt service obligations and to pay dividends on our common shares. More than 90% of our earnings are derived from the operations of our California utility. Moreover, none of our other subsidiaries has paid any dividends to us during the past three years. As a result, we are largely dependent on cash flow from our California utility to meet our financial obligations and to pay dividends on our common shares.

Our subsidiaries are separate and distinct legal entities and generally have no obligation to pay any amounts due on our debt. Our subsidiaries only pay dividends if and when declared by the subsidiary board. Moreover, our California utility is obligated to give first priority to its own capital requirements and to maintain a capital structure consistent with that determined to be reasonable by the CPUC in its most recent decision on capital structure, in order that ratepayers not be adversely affected by the holding company structure. Furthermore, our right to receive cash or other assets in the unlikely event of liquidation or reorganization of our California utility is generally subject to the prior claims of creditors of that subsidiary. If we are unable to obtain funds from our California utility in a timely manner, we may be unable to meet our financial obligations, make additional investments or pay dividends.

The assets of our public utilities are subject to condemnation

Municipalities and other government subdivisions may, in certain circumstances, seek to acquire certain of our assets through eminent domain proceedings. It is generally our practice to contest these proceedings which may be costly and may divert the attention of management from the operation of our business. If a municipality or other government subdivision succeeds in acquiring our assets, there is a risk that we will not receive adequate compensation for the assets acquired or be able to recover all charges associated with divesting these assets.

Our operations are geographically concentrated in California

Although we own water and wastewater facilities in a number of states, our operations are concentrated in California, particularly southern California. As a result, our financial results are largely subject to weather, political, water supply, labor, utility cost, regulatory and other economic risks affecting California.

We operate in areas subject to natural disasters or that may be the target of terrorist activities

We operate in areas that are prone to earthquakes, fires, mudslides and other natural disasters. While we maintain insurance policies to help reduce our financial exposure, a significant seismic event in southern California, where our operations are concentrated, or other natural disaster in California could adversely impact our ability to deliver water and adversely affect our costs of operations. The CPUC has historically allowed utilities to establish a catastrophic event memorandum account as a possible mechanism to recover these costs.

Terrorists could seek to disrupt service to our customers by targeting our assets. We have invested in additional security for facilities throughout our public utility service areas to mitigate the risks of terrorist activities. We also may be prevented from providing water and wastewater services in the military bases in times of military crisis affecting these bases.

Additional Risks Associated with our Contracted Services

We derive revenues from contract operations primarily from the operation and maintenance of water and wastewater systems at military bases and the construction of water and wastewater improvements to the infrastructure on these bases. As a result, these operations are subject to risks that are different than those of our public utility operations.

Our operations and maintenance contracts on military bases create certain risks that are different from that of our public utility operations

We have entered into contracts to provide water and wastewater services at military bases pursuant to 50-year contracts, subject to termination, in whole or in part, for the convenience of the U.S. government. In addition, the U.S. government may stop work under the terms of the contracts, delay performance of our obligations under the contracts or modify the contracts at its convenience.

Our contract pricing was based on a number of assumptions, including assumptions about prices and availability of labor, equipment and materials. We may be unable to recover all costs if any of these assumptions are inaccurate or if all costs that we may incur in connection with performing the work were not considered. Our operations and maintenance contracts are also subject to periodic price adjustments at the time of price redetermination or in connection with requests for equitable adjustments or other changes permitted by the terms of the contracts. The contract price for each of these contracts is subject to redetermination two years after commencement of operations and every three years thereafter to the extent provided in each of the contracts. Prices are also subject to equitable adjustment based upon changes in circumstances and changes in wages and fringe benefits to the extent provided in each of the contracts. However, we have experienced delays in the redetermination of prices following completion of the first two years of operation under all operation and maintenance contracts in effect for more than two years. We have also experienced delays in obtaining an equitable adjustment of prices for the significantly higher infrastructure at Fort Bliss than that described by the U.S. government in its request for proposal and are requesting equitable adjustments at two new bases in North and South Carolina for emergency construction to address pre-existing conditions not anticipated in the contracts and unanticipated conditions encountered in initial capital upgrade and improvement projects. We are required to record all costs incurred under these types of contracts as these costs are incurred. As a result, we have been incurring losses associated with unanticipated conditions that we have encountered at Fort Bliss and our two new bases in North and South Carolina. If our requests for equitable adjustments are approved by the U.S. government, these losses will be reversed.

We are subject to audits, cost review and investigations by contracting oversight agencies. During the course of an audit, the oversight agency may disallow costs. Such cost disallowances may result in adjustments to previously reported revenues.

Payment under these contracts is subject to appropriations by Congress. We may experience delays in receiving payment or delays in redetermination of prices or other price adjustments due to cancelled or delayed appropriations specific to our projects or reductions in government spending for the military generally or military base operations. Appropriations and the timing of payment may be influenced by, among other things, the state of the economy, competing political priorities, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures for the military generally or military base operations specifically.

In addition, we must maintain the proper management of water and wastewater facilities, employ state-certified and other qualified employees to support the operation of these facilities and otherwise comply with contract requirements.

Risks associated with the collection, treatment and disposal of wastewater create risks different, in some respects, from that of our water utility operations

The wastewater collection, treatment and disposal operations of our subsidiaries providing water and wastewater services on military bases are subject to substantial regulation and involve significant environmental risks. If collection or sewage systems fail, overflow or do not operate properly, untreated wastewater or other contaminants could spill onto nearby properties or into nearby streams and rivers, causing damage to persons or property, injury to aquatic life and economic damages, which may not be recoverable in fees. This risk is most acute during periods of substantial rainfall or flooding, which are the main causes of sewer overflow and system failure. Liabilities resulting from such damage could adversely and materially affect our business, results of operations and financial condition. In the event that we are deemed liable for any damage caused by overflow, our losses might not be covered by insurance policies or we may find it difficult to secure insurance for this business in the future at acceptable rates.

Our contracts for the construction of infrastructure improvements on military bases create risks that are different, in some respects, from that of our operations and maintenance contracts

We have entered into contracts for the construction of infrastructure improvements to water and wastewater systems at military bases. Many of these contracts are fixed-price contracts. Under fixed-price contracts, we benefit from cost savings and earnings, but are generally unable to recover any cost overruns to the approved contract price. Under extenuating circumstances, the U.S. government has approved increased cost change orders.

We recognize revenues from these types of contracts using the percentage-of-completion method of accounting. This accounting practice results in our recognizing contract revenues and earnings ratably over the contract term in proportion to our incurrence of contract costs. The earnings or losses recognized on individual contracts are based on periodic estimates of contract revenues, costs and profitability as the construction projects progress.

We establish prices for these types of fixed-price contracts based, in part, on cost estimates that are subject to a number of assumptions, including assumptions regarding future economic conditions. If these estimates prove inaccurate or circumstances change, cost overruns could have a material adverse effect on our contracted business operations and results of operations for contracted services.

We may be adversely affected by disputes with the U.S. government regarding our performance of contract services on military bases

If there is a dispute with the U.S. government regarding performance under these contracts or the amounts owed to us, the U.S. government may delay, reject or withhold payment, or assert its right to offset damages against amounts owed to us. If we are unable to collect amounts owed to us on a timely basis or the U.S. government asserts its offset rights, profits and cash flows will be adversely affected.

If we fail to comply with the terms of one or more of our U.S. government contracts, other agreements with the U.S. government or U.S. government regulations and statutes, we could be suspended or barred from future U.S. government contracts for a period of time and be subject to possible damages, fines and penalties and damage to our reputation in the water and wastewater industry.

We depend, to some extent, upon subcontractors to assist us in the performance of contracted services on military bases

We rely, to some extent, on subcontractors to assist us in the operation and maintenance of the water and wastewater systems at a number of military bases, subject to our existing contracts with the U.S. government. The failure of any of these subcontractors to perform services for us in accordance with the terms of our contracts with the U.S. government could result in the termination of our contracts to provide wastewater services at these bases, a loss of revenues or increases in costs to correct as a result of a subcontractor’s performance failures. In addition, we are required to make a good faith effort to achieve our small business subcontracting plan goals pursuant to U.S. government regulation. If we fail to use good faith efforts to meet these goals, the U.S. government may assess damages against us. The U.S. government has the right to offset claimed damages against any amounts owed to us. We are contesting a fine proposed by the U.S. government for our alleged failure to use good faith efforts to achieve our small business subcontracting goals at Fort Bliss.

We also rely on third-party manufacturers as well as third-party subcontractors to complete our construction projects. To the extent that we cannot engage subcontractors or acquire equipment or materials, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are paid for these projects exceeds the amount we have estimated in our bid, we could experience losses in the performance of these contracts. In addition, if a subcontractor or manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, we may be required to purchase the services, equipment or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services, equipment or materials were needed.

If these subcontractors fail to perform services to be provided to us or fail to provide us with the proper equipment or materials, we may be penalized for their failure to perform.

We continue to incur costs associated with the expansion of our contract activities

We continue to incur additional costs in connection with the expansion of our contract operations associated with the preparation of bids and the negotiation of the terms of new contracts for contract operations on military bases and compliance with regulatory requirements associated with our water marketing efforts. Our ability to recover these costs and to earn a profit on our contract operations will depend upon the extent to which we are successful in obtaining new contracts on military bases and satisfying regulatory requirements associated with our water marketing efforts and recovering these costs and other costs from new contract revenues.

There are additional risks associated with investing in our common shares through the Plan

There are additional risks that you should consider when investing in our common shares through the Plan.

  You will not know the price for the common shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

  The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

  Common shares deposited in a Plan account may not be pledged until the common shares are withdrawn from the Plan.

  If you instruct the Administrator to sell common shares under the Plan, you will not be able to direct the time or price at which the common shares will be sold. The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.

  Cash dividends that you reinvest will be treated for federal income tax purposes as a dividend received by you on the date we pay dividends and may create a liability for the payment of income tax without providing with you with immediate cash to pay this tax when it becomes due. In addition, for reinvested dividends and optional cash purchases, you will be treated as having received a constructive distribution, which may give rise to additional tax liability to the extent we pay trading fees on your behalf.

  You bear the risk of loss from market price changes for common shares purchased under the Plan. Neither we nor the Administrator can give you assurance that common shares purchased under the Plan will, at any particular time, be worth more or less than the amount paid for them.

  Common shares held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970.

Cautionary Note about Forward-Looking Statements

This prospectus and the documents incorporated herein are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to management. Forward-looking statements are not statements of historical facts. For example, when we use words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Such statements address future events and conditions concerning such matters as our ability to raise capital, capital expenditures, earnings, litigation, rates, water sales, water quality and other regulatory matters, adequacy of water supplies, our ability to recover electric, natural gas and water supply costs from ratepayers, contract operations, liquidity and capital resources and accounting matters. We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in our forward-looking statements as a result of factors such as changes in utility regulation; recovery of regulatory assets not yet included in rates; future economic conditions which affect a variety of matters, including changes in customer demand, changes in water and energy supply costs and changes in retirement and post-retirement benefit costs; future climatic conditions; delays in customer payments or price redetermination or equitable adjustments under government contracts; potential assessments for failure to comply with the terms of contracts with the U.S. government or to meet interim targets for the purchase of renewable energy and legislative, regulatory and legal proceedings and other circumstances affecting anticipated revenues and costs. Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference herein.

Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the Securities and Exchange Commission.

Except as required by the federal securities laws, we do not intend, and undertake no obligation, to update our forward-looking statements to reflect new information, future events or circumstances.

Use of Proceeds

We will use the net proceeds from newly issued common shares for general corporate purposes. General corporate purposes include funding capital expenditures and maintaining plant and equipment of our subsidiaries and making investments in subsidiaries and other entities. We may temporarily invest the proceeds in short-term securities or use the proceeds to reduce our borrowings or those of our subsidiaries. We may also use the net proceeds to fund the acquisition of businesses. We will not receive any proceeds from common shares purchased on the open market.

The Plan

Eligibility
You will be able to participate in the Plan, unless your participation (i) could result in a violation of any securities or other applicable laws, (ii) could require additional steps by us or by you to ensure compliance with such laws, or (iii) is not authorized in your jurisdiction.

Enrollment
If you do not currently own common shares, you may join the Plan by making an initial investment of at least $500, but not more than $20,000. You may join the Plan by returning a completed Enrollment Form to BNY Mellon Shareowner Services LLC along with your check payable to "BNY Mellon/American States Water Company". Alternatively, you may enroll on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner. The Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. A $10.00 transaction fee will be deducted from your initial payment.

If you already own common shares and these shares are registered in your name and you are not currently a participant in the Plan, you may join the Plan by enrolling on-line or returning a completed Enrollment Form to the Administrator.

If your common shares are held in a brokerage account, and you wish to participate in the Plan, you should instruct your broker, bank or trustee to register all or a portion of your common shares to the Administrator in your name or have the shares electronically transferred into your own name through the Direct Registration System. You can then join the Plan by enrolling on-line or returning a completed Enrollment Form to the Administrator.

Investment Options
Once enrolled in the Plan, you have the following choices:

Dividend Reinvestment
You can choose to reinvest all or a portion of the cash dividends paid on your common shares in additional common shares. To participate in the reinvestment feature of the Plan, you must reinvest the dividend on a minimum of 15 common shares. If the number of common shares on which dividends are reinvested falls below 15 shares, you will receive a check for the full amount of the dividend.

If you elect to reinvest your dividends, you must choose one of the following options when completing the Dividend Reinvestment section of the Enrollment Form.

Full Dividend Reinvestment: You may purchase additional common shares by reinvesting all of your cash dividends.

Partial Dividend Reinvestment: You may purchase additional common shares by reinvesting some of your dividends and receive the balance of your dividends in cash. If you choose to reinvest less than all of your dividends, you must specify the percent of common shares on which dividends will be reinvested and that percentage must be equal to at least 15 shares.

You may change your election and dividend reinvestment options at any time by notifying the Administrator. For a particular dividend to be reinvested, your notification must be received by the Administrator prior to the record date for the dividend. Our record date is normally 20 days prior to the payment date. If you have any questions about the record date, please call the Administrator at (888) 816-6998.

Deposit Cash Dividends Electronically
You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. This can be done by completing the appropriate sections of the Enrollment Form or by notifying the Administrator. Direct Deposit Authorization Forms will be acted upon as soon as practical after they are received. You may change your designated bank account for direct deposit or discontinue this feature by notifying the Administrator.

If you do not elect to reinvest your dividends, all cash dividends will be paid to you by check or electronic deposit, depending upon your election under the Plan.

Optional Cash Investments
You may purchase additional common shares by using the Plan's optional cash investment feature. Optional cash investments must be at least $100 and cannot exceed $20,000 per month. Interest will not be paid to you on amounts held pending investment.

By Check: Optional investments may be made by personal check payable to BNY Mellon/American States Water Company. Third party checks, cash, money orders, travelers checks and checks not drawn on a U.S. bank or not in U.S. currency will not be accepted and will be returned to the sender. To facilitate processing of your investment, please use the transaction stub located on the bottom of your Plan account statement.

Mail your check and transaction stub to the address specified on the statement. You may not sell or withdraw common shares purchased by check for a period of 15 days from the Administrator’s receipt of the check.

By Automatic Withdrawal from a Bank Account: If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account. This feature enables you to make ongoing investments without writing a check. For information on how to set up an automatic monthly withdrawal from your bank account, refer to the Enrollment Form.

Funds will be deducted from your account on the 15th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify the Administrator in writing to change or terminate automatic withdrawal.

A $25.00 fee will be assessed for a check or automatic monthly withdrawal that is returned for insufficient funds.

Purchasing Shares through the Plan
Purchase Intervals
The Administrator will make purchases for initial and optional investments as promptly as practical, but at least once each week. Purchases for reinvestment of dividends (if declared) will be made on a quarterly basis. Your Plan account will be credited with the number of fractional shares purchased, calculated to four decimal points.

Source and Pricing of Shares
Source of Shares: The Administrator will purchase common shares on the open market with funds received from initial purchasers who are not current shareholders. As directed by the Company, the Administrator may purchase common shares on either the open market or from the Company with funds received from existing shareholders.

Shares Purchased on the Open Market: If the Administrator purchases common shares on the open market in connection with optional cash purchases, the price per share will be the weighted average purchase price for all common shares purchased by the Administrator on the date of purchase. If the Administrator purchases common shares on the open market in connection with the reinvestment of dividends, the price per share will be the weighted average purchase price of all common shares purchased to satisfy Plan requirements. We will pay all trading fees incurred by the Plan when purchasing shares through the Plan. Any trading fees which we pay for your account will be treated as taxable income to you for federal income tax purposes.

Shares Purchased from the Company: If the Administrator purchases common shares from the Company for optional investments made by shareholders, your price per share will be the average of the daily high and low sale prices quoted on the New York Stock Exchange Consolidated Transactions Tape on the day the shares are purchased. If the Administrator purchases common shares from the Company for quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the New York Stock Exchange Consolidated Transactions Tape for the three trading day period preceding the dividend payment date. If there is no trading of our common shares on the New York Stock Exchange for thirty days after receipt of your funds, the Administrator will return all funds to you.

Timing and Control: Because the Administrator will be the purchaser for the Plan, neither the Company nor any participant in the Plan will have the authority or power to control either the timing or pricing of common shares purchased or the selection of the broker/dealer making the purchases. Therefore, you will not be able to precisely time purchases and must bear the market risk associated with fluctuations in the price of our common shares. That is, if you send in an initial or optional investment, it is possible that the market price of our common shares could go up or down before the Administrator purchases common shares with your funds. In addition, you will not earn interest on initial or optional investments for the period before the common shares are purchased.

Selling Shares through the Plan
You may sell any number of common shares held by the Administrator in your Plan account, or in book entry form, by notifying the Administrator. Sales will be made by the Administrator at least weekly, but may be made more frequently if volume dictates. The sale price for common shares sold will be the weighted average price of all common shares sold on the date the common shares are sold. You will receive the proceeds of the sale less a sales transaction fee of $15.00, a trading fee of $0.12 per share, and any required tax withholdings.

You may also choose to sell your common shares through a stockbroker of your choice, in which case you should request the Administrator to either transfer the shares electronically through Direct Registration System or issue a certificate to you for your whole Shares for delivery to your stockbroker.

Please note that if your total holdings fall below one common share, the Administrator reserves the right to liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

Timing and Control
Neither the Company nor any participant in the Plan will have the authority or power to control the timing or pricing of common shares sold or the selection of the broker/dealer making the sale. Therefore, you will not be able to precisely time sales and must bear the market risk associated with fluctuations in the price of our common shares held in your Plan account. That is, if you send in a sell request it is possible that the market price of your common shares could go up or down before the Administrator sells your common shares.

Safekeeping and Book Entry of your Stock Certificates
Any of our shareholders may use the Plan’s safekeeping service to deposit their common share stock certificates at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you retain the option of receiving cash dividends or reinvesting your dividends (provided that you reinvest the dividends on a minimum of 15 common shares) or taking advantage of the sale of common shares feature of the Plan. Certificates will be issued only upon request to the Administrator.

To use the safekeeping service, send your certificates to the Administrator by USPS registered mail or traceable delivery service with written instructions to deposit them in safekeeping to: BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310. Certificates forwarded to the Administrator will automatically be covered by an Administrator blanket bond up to the first $100,000 of value. The certificates should not be endorsed and the assignment section should not be completed.

Gifts or Transfers of Shares
You may give or transfer your common shares to anyone you choose by:

  Making an initial cash investment in an amount not less than $500 or more than $20,000 to establish an account in the recipient’s name

  Submitting an optional cash investment on behalf of an existing shareholder in the Plan in an amount not less than $100 nor more than $20,000

  Transferring common shares from your account to the recipient

Transfers must be made in whole shares unless you transfer your entire account. Common shares can be transferred to new or existing shareholders. If the Administrator receives a request regarding the "partial sale/transfer the balance" or "transfer all shares" in a Plan account reinvesting dividends between the ex-dividend date and the dividend record date, the Administrator may hold up processing of your request until your account is credited with the reinvested dividends. This hold period could be as long as four weeks.

All accounts opened will be automatically enrolled in full dividend reinvestment, provided there is a minimum of 15 common shares transferred. New participants, at their discretion, may thereafter elect another option.

Signatures must be guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the authorization papers or certificate(s) is in fact the registered owner(s) as it appears on the stock certificate(s) or stock power. You should contact your bank or broker for more information regarding the Medallion Guarantee program.

If you need additional assistance, please call the Administrator at (888) 816-6998.

Issuance of Certificates
You may withdraw all or some of your common shares from your Plan account by notifying the Administrator.

Certificates will be issued for whole common shares only. In the event your request involves a fractional share, a check (less any applicable fees) for the value of the fractional share will be mailed to you. You should receive your certificate within two to three weeks of mailing your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is issued in a name(s) other than your Plan account registration, the signature(s) on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program, as previously described.

Plan Service Fees
Reinvestment of Quarterly Dividend	No Charge
Initial Purchase Transaction Fee	$10.00
Purchase of Common Shares with Additional Investments	No Charge
Transfer Common Shares as a Gift	No Charge
Custody Services/Certificate Safekeeping	No Charge
Withdrawal and Certificate Issuance	No Charge
Sale of Common Shares	$15.00
Termination Fee – Sell Common Shares	$15.00
Trading Fees for Purchases	No Charge
Trading Fees for Sales	$0.12 per share
Duplicate Statement – Prior Year	$20.00
Bounced Checks or Rejected Automatic Investments	$25.00

The Administrator will deduct the applicable fees from either the initial investment or proceeds from a sale.

Tracking your Investment
If you participate in dividend reinvestment, you will receive a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. If you make an initial or optional cash investment or a deposit, transfer or withdrawal of common shares, you will receive statements showing these transactions. You will also receive an annual statement of your holdings even if you have no transactions during the year.

Please retain your statements to help establish the basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

U.S. Federal Income Tax Information
The following is a summary of the general U.S. Federal income tax consequences for individuals participating in the Plan. This discussion assumes that you hold common shares as capital assets (i.e., property generally held for investment.) This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or if you are a type of investor who is subject to special treatment under the federal income laws (including insurance companies, partnerships, tax-exempt organizations and financial institutions.)

This summary is not a comprehensive summary of all of the U.S. Federal income tax considerations that may be relevant to a participant in the Plan and is not tax advice. Therefore, you are urged to consult your tax advisor regarding the consequences of participation in the Plan (including, without limitation, federal, state, local and foreign income and other tax consequences of participating in the Plan).

Reinvested Dividends and Plan Expenses
Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the Internal Revenue Service, or IRS, as dividend income. This statement will also report as taxable income any trading fees paid by the Company on your behalf for purchases of shares. You should be aware that when we pay trading fees on your behalf for common shares purchased on the open market, the taxable income you recognize as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

You should not be treated as receiving an additional taxable distribution relating to your pro rata share of those fees of the Administrator or other costs of administering the Plan which are paid by the Company. There is no assurance, however, that the IRS will concur with this position. The Company does not currently intend to seek formal advice from the IRS on this issue.

Transfer of Shares
You will not recognize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally recognize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan. The amount of gain or loss will be the difference between the amount that you receive in respect of the shares (or fraction of a share) and your tax basis in the shares (or fraction of a share). The gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the shares (or fractional share) sold exceeded one year.

Withholding
Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends paid the appropriate amount of tax determined in accordance with U.S. Treasury regulations. Any applicable withholding tax may be determined by treaty between the U.S. and the country in which the participant resides.

Miscellaneous
Stock Splits, Stock Dividends and Other Distributions
In the event dividends are paid in common shares, or if common shares are distributed in connection with any stock split or similar transaction, your account will be adjusted to reflect the receipt of the common shares so paid or distributed. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date. If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that portion of the shares credited to our account to be transferred from your account and registered in your name.

Voting of Proxies
You will be sent proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. The proxy will be voted as indicated by you. If the proxy card is not returned or if it is returned unsigned, none of your shares will be voted.

What if I have more than one account?
If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, or do anything else, regardless of form for the purpose of evading the $20,000 limitation on initial investments and optional cash purchases, you will be considered a single participant for purposes of the $20,000 limitation. In addition, if multiple accounts are set up using the same social security number or under variations of the same names, we reserve the right to immediately suspend any continuing participation in the Plan. If you have common shares registered in your name and shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates will be subject to the same $20,000 limitation. For purposes of the Plan, “Affiliate” is defined in the same manner as in Rule 405 of the Securities Act of 1933 and includes any persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $20,000 per account each month.

Plan Modification or Termination
We reserve the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. The Company and the Administrator also reserve the right to change any administrative procedure of the Plan.

Change of Eligibility; Termination
We reserve the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Administrator will notify you in writing and will continue to keep your shares in safekeeping but will no longer accept optional cash investments from you or reinvest your dividends. The Administrator will issue a certificate to you upon request. We also reserve the right to terminate participation of any shareholder if we deem it advisable under any foreign law or regulations.

Responsibility of Administrator and American States Water Company
Neither the Company nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability as follows:

  Arising out of failure to terminate your account upon your death or adjudicated incompetence prior to receiving written notice of such death or adjudicated incompetence

  With respect to the prices at which shares are purchased or sold for your Plan account, and the times when such purchases or sales are made

  For any fluctuation in the market value after purchase or sale of common shares

Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with administering the Plan. The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends is at the discretion of the Company’s Board of Directors and will depend upon future earnings, the financial condition of the Company and other factors.

Neither American States Water Company nor the Administrator can assure you a profit or protect you against a loss on the common shares you purchase under the Plan.

Indemnification of Officers and Directors
We provide for the indemnification of our directors or offices, or any person acting at our request as a director, officer, employee or agent of another corporation or other enterprise for any threatened, pending or completed action or proceeding to the fullest extent permitted by law and our Amended and Restated Articles of Incorporation, subject to certain limitations set forth in our Bylaws. We do not, however, provide indemnification based upon acts or omissions involving intentional misconduct or a knowing and culpable violation of law.

We have purchased directors and officers insurance policies to provide protection against certain liabilities of our directors and officers. We have also entered into written agreements with each of our directors and officers incorporating the indemnification provisions of our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification if against public policy is expressed in the Securities Act of 1933 and is therefore unenforceable.

Where You May Find More Information About the Company

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. You may also obtain information about us at our web-site at http://www.aswater.com. The information on our web-site does not constitute a part of this prospectus.

Incorporation of Documents by Reference

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 001-14431) listed below. This information is considered a part of this prospectus. These documents are as follows:

  our annual report on Form 10-K for the year ended December 31, 2007;

  our quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

  our current reports on Form 8-K filed with the SEC on January 4, 2008, January 31, 2008, March 31, 2008, May 2, 2008, May 23, 2008, August 4, 2008, August 26, 2008, August 28, 2008, September 22, 2008, November 4, 2008 and November 5, 2008;

  the portions of our Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders held on May 20, 2008 that have been incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2007; and

  the description of our common shares set forth in the Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings with the SEC, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
American States Water Company
630 East Foothill Boulevard
San Dimas, California 91773
(909) 394-3600

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

Legal Matters

O’Melveny & Myers LLP will pass on the validity of the common shares covered by this Prospectus.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of American States Water Company for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Common Share Purchase
and Dividend Reinvestment Plan

_________________

PROSPECTUS

November 5, 2008
_________________

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

Registration fee	$0
Printing and engraving expenses	4,000
Accounting fees and expenses	9,500
Legal fees and expenses	60,000
Fees and expenses of Transfer Agent	3,700
Miscellaneous	2,000
Total	$79,200	*
____________________

*	Expenses are estimated except for the registration fee.

Item 15. Indemnification of Directors and Officers.

      Section 317 of the California Corporations Code provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Section 317 also grants authority to a corporation to include in its articles of incorporation indemnification provisions in excess of that permitted in Section 317, subject to certain limitations.

      Article V of the Company’s Amended and Restated Articles of Incorporation authorizes the Company to provide indemnification of directors, officers, employees and other agents through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317, subject only to the limitations set forth in Section 204 of the California Corporations Code.

      Article VI of the Company’s Bylaws contains provisions implementing the authority granted in Article V of the Company’s Amended and Restated Articles of Incorporation. The Bylaws provide for the indemnification of any director or officer of the Company, or any person acting at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise, including a Company-sponsored employee benefit plan, for any threatened, pending or completed action or proceeding to the fullest extent permitted by California law and the Company’s Amended and Restated Articles of Incorporation, provided that the Company is not liable to indemnify any director or officer or to make any advances to the director or officer (i) as to which the Company is prohibited by applicable law from paying as an indemnity; (ii) with respect to expenses of defense or investigation, if such expenses were or are incurred without the Company’s consent (which consent may not be unreasonably withheld); (iii) for which payment is actually made to the director or officer under a valid and collectible insurance policy maintained by the Company, except in respect of any excess beyond the amount of payment under such insurance; (iv) for which payment is actually made to the director or officer under an indemnity by the Company otherwise than pursuant to the Company’s Bylaws, except in respect of any excess beyond the amount of payment under such indemnity; (v) based upon or attributable to the director or officer gaining in fact any personal profit or advantage to which he or she was not legally entitled; (vi) for an accounting of profits made from the purchase or sale by the director or officer of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or (vii) based upon acts or omissions involving intentional misconduct or a knowing and culpable violation of law. Indemnification covers all expenses, liabilities and losses including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement.

      The Company has purchased directors and officers insurance policies to provide protection against certain liabilities of the directors and officers. The Company has also entered into written agreements with each of its directors and officers incorporating the indemnification provisions of its Bylaws.

Item 16. Exhibits.

Exhibit
Number	Description of Exhibit
3.01	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Form 10-K/A for the annual period ended December 31, 2003).

3.02	Bylaws (incorporated by reference to Form 8-K filed on November 5, 2008).

4.03	Form of Certificate for Common Shares (incorporated by reference to Form 8-K filed on August 27, 2003).

5.01	Opinion of O’Melveny & Myers LLP as to the validity of Securities issued by the Company.

23.01	Consent of PricewaterhouseCoopers LLP.

23.02	Consent of PricewaterhouseCoopers LLP.

23.03	Consent of O’Melveny & Myers LLP (included in Exhibit 5.01).

24.01	Power of Attorney (included on page II-4).

Item 17. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

      (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

      (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or a prospectus that is part of this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

      (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on November 4, 2008.

AMERICAN STATES WATER COMPANY

By:	/s/ Floyd E. Wicks
Name:	Floyd E. Wicks
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below authorizes Robert J. Sprowls and Eva G. Tang, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-facts and agents, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Floyd E. Wicks	Principal Executive Officer, President,
Floyd E. Wicks	Chief Executive Officer and Director	November 4, 2008

Principal Financial Officer and Principal
/s/ Eva G. Tang	Accounting Officer, Senior Vice
Eva G. Tang	President – Finance, Chief Financial	November 4, 2008
Officer, Corporate Secretary and Treasurer

Signature	Title	Date
/s/ Lloyd E. Ross	Chairman of the Board and Director	November 4, 2008
Lloyd E. Ross

/s/ James L. Anderson	Director	November 4, 2008
James L. Anderson

/s/ Diana M. Bontá	Director	November 4, 2008
Diana M. Bontá

/s/ N.P. Dodge, Jr.	Director	November 4, 2008
N.P. Dodge, Jr.

/s/ Anne M. Holloway	Director	November 4, 2008
Anne M. Holloway

/s/ Robert F. Kathol	Director	November 4, 2008
Robert F. Kathol

/s/ Gary F. King	Director	November 4, 2008
Gary F. King

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
3.01	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Form 10-K/A for the annual period ended December 31, 2003).

3.02	Bylaws (incorporated by reference to Form 8-K filed on November 5, 2008).

4.03	Form of Certificate for Common Shares (incorporated by reference to Form 8-K filed on August 27, 2003).

5.01	Opinion of O’Melveny & Myers LLP as to the validity of Securities issued by the Company.

23.01	Consent of PricewaterhouseCoopers LLP.

23.02	Consent of PricewaterhouseCoopers LLP.

23.03	Consent of O’Melveny & Myers LLP (included in Exhibit 5.01).

24.01	Power of Attorney (included on page II-4).